Exhibit 10.1

EXECUTION COPY

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”), dated as of the 13th day of February, 2015, is entered into by and between Aceto Corporation, a New York corporation (the “Company”), and Salvatore J. Guccione (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company;

WHEREAS, the Executive and the Company have entered into a Change in Control Agreement dated July 2, 2012 (the “Prior Agreement”) which provides certain enhanced severance protections to the Executive upon the occurrence of a Change in Control (as defined therein and herein) of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to continue to provide enhanced severance protections to the Executive following a Change in Control of the Company subject to the terms and conditions of this Agreement; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.             TERM. The term of this Agreement (the “Term”) shall become effective as of the date hereof (the “Effective Date”) and shall terminate one year after the date of any written notification from the Company to the Executive terminating this Agreement; provided, however, that if a Change in Control occurs while this Agreement is still in effect, any written notification to the Executive terminating this Agreement (including any written notification given prior to such Change in Control), shall not be effective until the second anniversary of the Change in Control; and provided, further, that this Agreement shall continue in effect following any Qualifying Termination (as defined below) which occurs prior to the termination of this Agreement with respect to all rights and obligations accruing as a result of such Qualifying Termination. Notwithstanding the foregoing, this Agreement shall terminate if the Executive ceases to be an employee of the Company and its subsidiaries for any reason prior to a Change in Control which, for these purposes, shall include cessation of such employment as a result of the sale or other disposition of or the liquidation, wind-down or dissolution of, the division, subsidiary or other business unit by which the Executive is employed.

2.            CHANGE IN CONTROL. No amounts and benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

(a)          any natural person or entity (a “Person”), as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than (i) the Company and/or its wholly owned subsidiaries; (ii) any employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iv) any other Person, who, within the one (1) year prior to the event which would otherwise be a Change in Control, was an executive officer of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities. For purposes hereof, the term “Independent Director” shall be determined under the rules of The NASDAQ Stock Market;

(b)          during any two (2) year period the following persons shall cease for any reason to constitute at least a majority of the Board: (i) directors of the Company in office at the beginning of such period; and (ii) any new director whose election by the Board, or whose nomination for election, was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two (2) year period or who themselves were nominated by persons described in this clause (ii); provided, however, any new director shall not include a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) hereof;

(c)          the consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or otherwise does not have control over the combined entity or pursuant to which the common stock of the Company (the “Common Stock”) would be converted into cash, securities, and/or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the Common Stock immediately before;

(d)          any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(e)          the Company’s shareholders or the Board approve(s) the liquidation or dissolution of the Company.

3.            TERMINATION FOLLOWING A CHANGE IN CONTROL. If, following the occurrence of a Change in Control that occurs during the Term (i) the Executive is terminated by the Company other than for Cause (as defined below) on or before the second anniversary of such Change in Control, or (ii) the Executive terminates his employment for Good Reason (as defined below) on or before the second anniversary of such Change in Control (collectively with (i) above, a “Qualifying Termination”), then subject to Section 5 and Section 6 below:

(a)          the Company will pay to the Executive within ten (10) days of the date of the Qualifying Termination (or on such earlier date as is required by applicable law), (i) any accrued but unpaid base salary amounts payable to the Executive through the date of termination (determined based on the Executive’s annual rate of base salary in effect on the date of the Qualifying Termination or, if higher, the rate in effect immediately prior to the date of the Change in Control (the “Base Salary”)), (ii) any earned but unpaid annual performance award for the prior fiscal year, (iii) any accrued but unused vacation pay through the date of the Qualifying Termination, and (iv) any unreimbursed business expenses incurred by the Executive prior to the date of the Qualifying Termination;

(b)          the Company will pay to the Executive in a cash lump sum on the fifty-fifth (55th) day following the date of the Qualifying Termination an amount equal to the sum of (i) two (2) times the Executive’s Base Salary, and (ii) two (2) times the amount of annual performance award, if any, paid (or payable pursuant to Section 3(a)(ii) above) to the Executive for the fiscal year preceding the Change in Control (with the amount of such annual performance award extrapolated to a full year amount in the event the Executive was not a full-time employee of the Company for the entirety of the preceding fiscal year); provided, however, that, if such Change in Control does not constitute a “change in control event” under Treas. Reg. § 1.409A-3 (i)(5)(i) (applying for such purpose the minimal thresholds permitted to be used under Treas. Reg. §§1.409A-3(i)(5)(v), (vi) and (vii) for a change in control event to occur), the amount in Section 3(b)(i) above shall be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, with the first payment made on the Company’s next regular payday for its executives following the expiration of the sixty (60) day period following the date of the Qualifying Termination (which first payment shall be retroactive to the date of the Qualifying Termination);

(c)          subject to the Executive’s election of continuation coverage under COBRA, the Company shall permit the Executive (and his dependents) to continue to participate, at the Company’s expense, in the Company’s group health plan for a period of two (2) years after the date of the Qualifying Termination;

(d)          to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any employee benefit plan, program or policy of the Company through the date of the Qualifying Termination or as a result of the termination of the Executive’s employment, such benefits to be paid or provided in accordance with the terms of the applicable plan, program or policy in effect from time to time; and

(e)          to the extent not theretofore already vested, one hundred percent (100%) of the Executive’s then-outstanding and unvested Equity Awards (as defined below) will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

4.            CERTAIN DEFINED TERMS. For purposes of this Agreement, the following definitions shall apply:

(a)          “Cause” shall mean and be limited to: (i) the conviction of the Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of the Executive to such a felony; (ii) fraud, embezzlement, theft or other misappropriation by the Executive of funds or property of the Company or any of its subsidiaries; (iii) material neglect, or refusal by the Executive to discharge, perform or observe the Executive’s job duties and responsibilities, provided the Executive has been given written notice of such neglect or refusal, and has not cured such neglect or refusal within ten (10) business days thereafter; or (iv) a material breach of the Executive’s obligations under this Agreement or any other written agreement with the Company, including (without limitation) any of the covenants set forth in Section 9 of this Agreement.

(b)          “Equity Awards” shall mean the Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(c)          “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent: (i) the material diminution of the Executive’s duties, responsibilities and authorities, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities (excluding for this purpose an isolated and insubstantial action not taken in bad faith); (ii) the Company reduces the Executive’s Base Salary below the level of the Base Salary for the period immediately preceding the Change in Control; (iii) the Company requires the Executive to relocate to a location that is more than fifty (50) miles from the Company’s Port Washington, New York headquarters; or (iv) a material breach of the Company’s obligations under this Agreement or any other written agreement with the Executive. Notwithstanding the foregoing, (1) the Executive is required to provide notice of any such condition to the Company within forty-five (45) days after the Executive becomes aware of, or should reasonably be aware of a condition that gives the Executive the right to terminate his employment with the Company for Good Reason, and the Company will then have ten (10) business days to cure and/or remedy such condition, prior to the existence of such condition being deemed to be “Good Reason,” and (2) the Executive’s termination for Good Reason must occur within one hundred eighty (180) days after the Executive becomes aware of a condition that gives the Executive the right to terminate his employment with the Company for Good Reason.

5.            GOLDEN PARACHUTE LIMITATION. Notwithstanding anything herein to the contrary, to the extent any amount to be paid or benefit to be provided to the Executive pursuant to this Agreement or otherwise (collectively, the “Payments”) would be treated as an “excess parachute payment,” as that phrase is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts and benefits the Executive would otherwise receive shall be either:

(a)          paid or allowed in full; or

(b)          reduced (but not below zero) to the Reduced Amount,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and excise taxes (including, without limitation, the excise tax imposed upon the Executive under Section 4999 of the Code) results in the Executive’s receipt on an after-tax basis of the greatest amount of Payments. For purposes of this section, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of all Payments without causing any Payment to be nondeductible by the Company because of Section 280G or subjecting the Executive to an excise tax under Section 4999 of the Code. The Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Executive promptly of such election.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.            RELEASE REQUIRED. Any amounts payable or benefits provided pursuant to this Agreement (other than amounts payable pursuant to Section 3(a) or Section 3(d) of this Agreement) shall only be payable if (a) the Executive executes and delivers to the Company (and does not revoke) a general release of claims of the Company in a form substantially similar to the form attached as Exhibit A hereto (the “Release”), and (b) such Release becomes irrevocable within fifty-five (55) days following the date of the Qualifying Termination.

7.            FULL SETTLEMENT; NO MITIGATION. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu of and in full settlement of all other severance or similar payments to the Executive under any other severance or employment agreement between the Executive and the Company, any severance plan of the Company and any statutory entitlement (including notice of termination, termination pay and/or severance pay). The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.            CLAWBACK PROVISION. Notwithstanding any other provisions in this Agreement to the contrary, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, to the extent required by such laws or government regulations, the Company shall recover from the Executive any such incentive-based compensation (if any) paid to the Executive pursuant to this Agreement during the three (3) year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive under the accounting restatement.

9.            COVENANTS. The Executive acknowledges that the Executive’s continued employment with the Company will provide the Executive with access on a continual basis to confidential and proprietary information concerning the Company and its subsidiaries and affiliates (collectively, “Aceto”), which is not readily available to the public and that the Company would not enter into this Agreement but for the covenants (the “Restrictive Covenants”) contained in this Section 9.

(a)          Confidential Information. “Confidential Information” means any information concerning or referring in any way to the business of Aceto, whether or not disclosed to or acquired by the Executive through or as a consequence of the Executive’s employment with the Company. For purposes of this Agreement, Confidential Information consists of information proprietary to Aceto which is not generally known to the public and which in the ordinary course of business is maintained by Aceto as confidential. By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Aceto’s products, concepts, processes, machines, engineering, research and development. Confidential Information also includes, without limitation, information in any way concerning or referring to Aceto’s business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information designated by Aceto as “confidential,” whether or not marked or labeled “confidential”. Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by (x) the Executive or (y) any other person bound by a duty of confidentiality or similar duty owed to Aceto.

(b)          Duty of Confidentiality. The Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to the Executive to disclose or use), either during or after the Term, any Confidential Information belonging to Aceto, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform authorized services on behalf of Aceto. In this regard, the Executive is expressly permitted to release confidential information to governmental agencies or pursuant to any judicial process if counsel to Aceto reasonably determines that it is in the best interest of Aceto or if the Executive on advice of counsel is obligated to disclose such Confidential Information under applicable law; provided that prior to such disclosure the Executive shall inform the Company of the contemplated disclosure and will assist the Company at the Company’s expense in seeking to obtain confidential treatment of such disclosed Confidential Information. Upon termination of the Executive’s employment, or at the request of Aceto prior to his termination, the Executive shall deliver forthwith to Aceto all original Confidential Information (and all copies thereof) in the Executive’s possession or control belonging to Aceto and all tangible items embodying or containing Confidential Information.

(c)          Documents, Records, Etc. All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by Aceto or are produced by the Executive in connection with the Executive’s services will be and remain the sole property of Aceto. The Executive will return to Aceto all such materials and property promptly upon the termination of the Executive’s employment or sooner if requested by Aceto.

(d)          Assignment of Rights. The Executive shall make full and prompt disclosure to the Company of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by the Executive as a result or product of his employment relationship with the Company. The Executive hereby assigns to the Company without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by the Executive during the Term can be a work for hire pursuant to applicable law, the parties deem such work a work for hire and the Company shall be considered the author thereof. The Executive shall, at the request of the Company, without additional compensation from time to time execute, acknowledge and deliver to the Company such instruments and documents as the Company may require to perfect, transfer and vest in the Company the entire right, title and interest in and to such inventions. In the event that the Executive does not timely perform such obligations, the Executive hereby makes the Company and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on the Executive’s behalf. The Executive shall cooperate with the Company upon the Company’s request and at the Company’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

(e)          Non-Competition. In consideration of the enhanced severance protections and other consideration provided to the Executive pursuant to this Agreement, during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, loan money to, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of or is in the same or substantially similar line of business as a portion of the Company’s business or of the business of any subsidiary of the Company (collectively, a “Competitor”). Notwithstanding the forgoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor that is publicly traded, so long as he has no active participation in the business of such Competitor. For purposes hereof, the term “Restricted Period” means the period commencing with the Effective Date and ending, unless tolled in accordance with this Section 9, on the date which is twelve (12) months after the date of termination (for any reason) of the Executive’s employment with the Company.

(f)          Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or providing services to the Company or any subsidiary of the Company to cease working at the Company or any such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary of the Company and anyone working at or providing services to the Company or any such subsidiary except in the proper exercise of the Executive’s authority or (ii) in any way interfere with the relationship between the Company or any subsidiary of the Company, on the one hand, and any customer, supplier, licensee or other business relation of the Company or any subsidiary of the Company, on the other hand.

(g)          Scope. If, at the time of enforcement of this Section 9, a court of competent jurisdiction shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the stated duration, scope, area or other restrictions shall be reduced to the maximum duration, scope, area or other restrictions permitted under such circumstances.

(h)          Tolling of Restricted Period. The Restricted Period shall be extended for an amount of time equal to the time period during which a court of competent jurisdiction determines that the Executive was in violation of any provision of Section 9(e) or (f) and shall continue (but shall not be extended (other than pursuant to this Section 9(h)) through any action, suit or proceedings arising out of or relating to Section 9(e) or (f)).

(i)           Survival; No Defense. This Section 9 shall survive any termination or expiration of this Agreement or the Employment Term. The existence or assertion of any claim of or by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 9.

(j)           Reasonableness; Injunction. The Executive acknowledges and agrees that (i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach or threatened breach of any of the Restrictive Covenants by the Executive, and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company. If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

10.          WITHHOLDING TAXES. The Company may withhold from all payments due to the Executive hereunder all taxes which, by applicable federal, state, local or other law or regulation, the Company is required to withhold therefrom.

11.          SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to alter the “at-will” nature of the Executive’s employment or entitle the Executive to continued employment with the Company.

12.          GENERAL PROVISIONS.

(a)          Expenses. The Company and the Executive shall bear their own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement. If any contest or dispute shall arise under this Agreement involving the termination of the Executive’s employment with the Company (including, without limitation, the Restrictive Covenants) or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof (a “Dispute”) and the Executive prevails on the material issues in such Dispute, the Company shall, upon presentment of appropriate documentation (which submission shall be made within forty-five (45) days after the resolution of such Dispute), promptly pay or reimburse the Executive, for all reasonable legal fees and expenses (including costs of the arbitrators) incurred by the Executive in connection with such Dispute.

(b)          Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, effective as of the Effective Date, shall supersede and replace in its entirety the Prior Agreement. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No subsequent agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

(c)          Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company to:

Aceto Corporation
4 Tri Harbor Court
Port Washington, New York 11050
Telephone: 516.627.6000
Facsimile: 516.478.9814
Attn: General Counsel

With a copy to:

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Telephone: 212.204.8688
Facsimile: 973.597.2507
Attn: Steven E. Siesser, Esq.

If to the Executive, to him at the offices of the Company with a copy to him at his home address, set forth in the records of the Company.

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

(d)          Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. Any and all actions arising out of this Agreement shall be brought and heard in the state and federal courts located in Nassau County, New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

(e)          Compliance with Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Code and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if, on the date of termination, the Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is the first business day of the seventh month following the date of termination (or the earliest date as is permitted under Code Section 409A), and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A. In the event that payments under this Agreement are deferred pursuant to this Section in order to prevent any accelerated tax or additional tax under Code Section 409A, then such payments shall be paid at the time specified under this Section without any interest thereon. Notwithstanding anything to the contrary herein, to the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(f)          Unfunded and Unsecured Status. To the extent that the Executive becomes entitled to receive any payments from the Company hereunder, such right shall be unfunded and unsecured and payable out of the general assets of the Company as and when such amounts are payable hereunder.

(g)          Waiver. Either party may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

(h)          Separability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

(i)           Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

(j)           Advice of Counsel. Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.

(k)          Assignment. The Executive may not assign any of his rights or delegate any of his duties under this Agreement. This Agreement shall inure to the benefit of the Company and its successors and assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACETO CORPORATION

By:	/s/ Albert L. Eilender
Name: Albert L. Eilender
Title: Chairman

/s/ Salvatore J. Guccione
Salvatore J. Guccione

Exhibit A

Form of Release

Exhibit A

RELEASE

WHEREAS, _________ (the “Executive”) and Aceto Corporation, a New York corporation (the “Company”) are parties to a Change in Control Agreement, dated as of __________, 2015 (the “Agreement”), which provides for certain payments and benefits in the event of a Qualifying Termination following a Change in Control (as such terms are defined in the Agreement); and

WHEREAS, as a condition to receiving certain payments and benefits under the Agreement, the Executive has agreed to enter into and not revoke this Release Agreement (this “Release”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration received or to be received in accordance with the terms of the Agreement, it is agreed as follows:

1.          Without prejudice to enforcement of the covenants, promises and/or rights reserved herein, the Executive (on his own behalf and on behalf of his heirs and legal representatives) hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, each of its past, present and future direct and indirect affiliated entities, parents, subsidiaries, related companies and divisions (collectively, “Affiliates”)and each of their respective past, present and future stockholders, trustees, members, partners, employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers), directors, officers employees, agents and attorneys (individually and in their official capacities), as well as any predecessors, future successors and assigns or estates of any of the foregoing (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, whether under federal, state, local or foreign law, rule, regulation or otherwise, arising out of the Agreement, Executive’s employment by the Company or its Affiliates, including, without limitation, under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the Sarbanes-Oxley Act of 2002, and the New York State Human Rights Law, New York Retaliatory Action by Employers Law, New York Wage and Labor Law and the New York Civil Rights Law, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution and delivery hereof. Anything to the contrary notwithstanding, nothing herein shall release the Company or any other Releasees from any claims or damages based on (i) any right the Executive may have to enforce this Release, (ii) any right or claim that arises from acts, omissions, events, circumstances or facts which will exist or occur after the date this Release is executed, (iii) any right the Executive may have to vested benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company or its Affiliates; (iv) any right the Executive may have to coverage, indemnification and/or advancement of legal expenses in accordance with applicable laws and/or in any contract, corporate document, or otherwise, between the Company or its Affiliates and the Executive, or any Directors & Officers or other insurance plans or policies maintained by the Company or its Affiliates and applicable to the Executive; or (v) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and the Company or any other Releasees, on the other hand, are jointly liable.

2.          Subject to the Executive’s execution and delivery of this Release within 55 days of a Qualifying Termination (as defined in the Agreement) and this Release becoming irrevocable during such 55-day period, the Company shall pay or provide (as applicable) to the Executive the payments and benefits payable or required to be provided under the Agreement in connection with a Qualifying Termination (other than such payments and benefits that are not conditioned on this Release).

3.          The Executive understands that he has been given a period of 21 days1 to review and consider this Release before signing it pursuant to ADEA. The Executive further understands that he may use as much of this 21-day period as the Executive wishes prior to signing.

4.          The Executive acknowledges and represents that he understands that he may revoke this Release within 7 days of signing this Release. Revocation can be made by delivering a written notice of revocation to each of the Company’s General Counsel and Director of Human Resources. For this revocation to be effective, written notice must be received no later than 11:59 p.m. on the seventh day after the Executive signs and delivers this Release to the Company. If the Executive revokes this Release, the Company shall have no obligations to the Executive for the amounts and benefits described in Section 2 above.

5.          The Executive represents and acknowledges that in executing this Release he is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company with regard to the subject matter of this Release.

6.          This Release shall not in any way be construed as an admission by the Company or any of the Releasees that it or they have acted wrongfully.

1 Substitute 45 days for 21 days if applicable in accordance with the ADEA or OWBPA

7.          Executive and the Company acknowledge and agree that:

             (i)          This Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA or other applicable laws, and further acknowledge and agree that this Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release shall preclude the Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by the EEOC or similar federal or state agency, provided that even though the Executive may file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state government agency, by executing this Release the Executive is waiving the Executive’s ability to obtain relief of any kind from the Releasees to the extent permitted by law; and

             (ii)          Notwithstanding anything set forth in this Release to the contrary, nothing in this Release shall affect or be used to interfere with Executive’s protected right to test in any court, under the OWBPA, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Release.

8.          Should any provision hereof be invalid or otherwise unenforceable under any law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of such law, and the remaining provisions of this Release will remain in full force and effect and be fully valid and enforceable.

9.          The Executive is hereby advised and encouraged by the Company to consult with his own independent counsel before signing this Release. The Executive represents and agrees (i) that the Executive has, to the extent he desires, discussed all aspects of this Release with his attorney, (ii) that the Executive has carefully read and fully understands all of the provisions of this Release and (iii) that the Executive is voluntarily entering into this Release.

10.        This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

This Release is executed as of the ____ day of ____________, 20__.

[Executive]

-3-